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                                                                   Exhibit 23.3


                                                              November 22, 2002


         We hereby consent to the use of our opinion letter to the Board of Directors of Pennichuck Corporation. ("Pennichuck") dated April 28, 2002 to be included as an exhibit in the Form S-4 Registration Statement filed by Pennichuck and Philadelphia Suburban Corporation ("PSC") in connection with the proposed merger between Pennichuck and PSC, and to all references to our firm in such Registration Statement. In giving such consent we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for the purposes of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


SG Barr Devlin


By:  /s/ FRANK J. SETIAN
     ----------------------------
     Name:  Frank J. Setian
     Title: Managing Director